Exhibit 10.4

BUCKEYE VENTURES, INC.
EMPLOYMENT AGREEMENT

 This Employment Agreement (the “Agreement”) is entered into as of the 1st day of January, 2008 (the “Effective Date”), by and between Stephan Kurz, hereinafter referred to as the “Employee” and Buckeye Ventures, Inc. (hereinafter referred to as the “Company”).

WHEREAS, the Company is the operator of a business located in San Diego County, California and desires to employ Employee as its Vice President of Operations; and

WHEREAS, the Employee desires to be employed by the Company in such capacity and agrees to be bound by the terms and conditions set forth in this Agreement; and

WHEREAS, the Employee understands the need to conduct his business activities according to the highest principles and ethical standards in dealings with the Company’s clients, other employees and the Company itself; and

WHEREAS, the Employee understands and agrees that he will be entrusted by the Company and its clients with confidential information and materials pertaining to the Company’s business, including but not limited to Company products, business practices and procedures, future business plans for product development, customer lists and customer prospect materials, customer service records, together with marketing procedures, all of which were developed by the Company; and

WHEREAS, it is mutually recognized that the Company has a legitimate business interest in protecting its name, goodwill, existing client relationships and confidential business information and trade secrets;

WHEREAS, the Employee worked at Blue Dot Services at the East Coast Acquisitions Manager in 1998 and 1999. In 2003, was certified as Six Sigma Black Belt which teaches the implementation of measurement-based strategies that focus on process improvements and variation reductions, was General Manger of American Residential Services from 2004 to 2006, he was assigned the responsibility of service center turn around, is instrumental in locating prospective acquisition candidates, due diligence, and assimilating new acquisitions into the Buckeye structure, and will work with existing subsidiaries of Buckeye to improve operations and increase sales;

NOW THEREFORE, in consideration of the foregoing and the mutual promises, agreements and covenants herein contained, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, do hereby agree as follows:

1.    Employment.  The Company employs the Employee, and the Employee accepts   such employment, commencing on the Effective Date as the Company’s Vice President of Operations.

2.    Term and Duties.  The term of this Agreement shall be two (2) years from the period commencing on the Effective date, January 1, 2008, through December 31, 2009 (the “Term”) unless renewed or unless sooner terminated by the Company pursuant to Paragraph Five herein. Employee’s immediate supervisor shall be the Chief Executive Officer (CEO), Alan Mintz. Employee is hired to work full time to work as the Company’s Vice President of Operations, together with such other and further duties as the Company’s CEO may from time to time deem appropriate to the position.

a.    Performance Evaluations. Employee shall be subject to periodic performance evaluations in accordance with the terms set forth in the Company’s Employee Handbook.

3.    Compensation and Benefits. Beginning January 1, 2008, the effective date, the Company shall pay to the Employee, as compensation for services rendered by the Employee, a salary of $10,000.00 per month, and on each succeeding year thereafter said compensation shall increase a minimum of 5% per annum.

a.    Stock Options.  Employee is entitled to 700,000 shares of the Company’s common stock to be issued by March 31, 2008 and protected against any.

Employee will also be awarded an option to purchase 2,000,000 common shares of Company, pending the Company’s registration of stock with the SEC, at the exercise price of $0.25 per share of stock as employment vests over four years at one-quarter vested each 180 days of employment and expire at the end of sixty (60) months following issuance.

500,000 registered shares are immediately available, pending the Company’s registration of stock with the SEC, as purchase through a promissory note at $ .25 per share bearing interest at 5% with the amount including all accrued interest payable no later than 12/31/2015. The stock shall serve as security for the note.

500,000 registered shares are immediately available, pending the Company’s registration of stock with the SEC, as purchase through a promissory note at $ .50 per share bearing interest at 5% with the amount including all accrued interest payable no later than 12/31/2015. The stock shall serve as security for the note.

b.    Paid Time Off. Employee is entitled to accrue the following annual paid time off:

(i)    four (4) weeks of paid time off annually, inclusive of sick pay, upon the first yearly anniversary of employment; and

(ii)    five (5) weeks of paid time off annually, inclusive of sick pay, upon the third yearly anniversary of employment; and

(iii)    unused paid time off shall accrue and carryover each calendar year up to a maximum of eight (8) weeks. Any time carried over the maximum limit shall be paid by the Company within thirty (30) days.

c.    Insurance. Employee shall be eligible for health benefits, including family, as set forth in the Company’s Employee Handbook.  The Company agrees to maintain pre-tax payments for insurance to Employee for existing coverage and as increased by Employee’s carrier, should employee not accept the Company’s medical coverage. In addition, the Company agrees to maintain Officer & Director Insurance on Employee during the Term of this Agreement in accordance with rates and amounts to be determined exclusively by the Company’s Board of Directors. The Company shall maintain life insurance on employee in the amount of $100,000 or more with the employee a minimum of 50% beneficiary.

d.    Education Expense Allowance.  Employee shall also be entitled to reimbursement for 100 per cent of the cost of tuition incurred in connection with graduate level or functional level education courses related to Employee’s duties.

e.    Telephone, Automobile and Miscellaneous Allowance. Employee shall be entitled to reimbursement of telephone, automobile and reasonable business expenses incurred on the Company’s behalf in the amount of $250.00 minimum per month payable as a reimbursed expense.

f.    Product Discounts. Employee shall be entitled to the basic employee discount on all Company services and products including reasonable promotions.

g.    Retirement Plan. Employee shall be entitled to participate in the Company’s 401(k) retirement plan in accordance with the policies established by the Board of Directors.

h.    Other Expense Reimbursement. Unless otherwise set forth specifically herein, any other expense shall only be reimbursable if approved by the Company in writing in advance of such expense being incurred.

4.    Termination of Employment. The employment of the Employee by the Company shall continue until the end of the Term or until terminated as provided herein.  The Company may immediately terminate the Employee without notice for cause.

a.    Cause Defined. Cause is defined as any criminal act, any act of intentional gross negligence, or willful and expressed intentional violation of the polices set forth in the Company’s Employee Handbook.

b.    Consequence of Termination. Upon termination of the employment by the Company, except for cause, and provided that the Employee shall have remained employed with the Company for a period of 90 days from the initial date of employment, the Company shall have an obligation to pay Employee only twelve months of severance pay including benefits and routine reimbursable amounts included in employee’s regular pay, payable in one check within thirty days of termination, together with any or other compensation as set forth herein due at the time of termination along with proper expense reimbursement as set forth herein up to the date of termination only.  In the event that Employee terminates this Agreement for any reason, the Company shall have no further obligation or liability whatsoever to the Employee other than the payment of salary with any accrued paid time off for services rendered by the Employee up to the date of said termination.  In the event that Employee terminates this Agreement, under no circumstances will the Company be obligated to pay termination benefits, severance pay nor any compensation or benefits whatever after the last day of employment.

5.    Confidentiality and Ownership of Proprietary Information. The Employee acknowledges and agrees that any and all Company products, information, data, documents, materials, methodologies, ideas, concepts, techniques, know-how, plans, designs, programs, systems or processes of any and every kind, nature or description, or whatever which he may learn, create, receive, use, become aware of or work with while employed by the Company including but not limited to business practices and procedures, product development, customer lists and customer prospect materials, customer service records, (hereinafter referred to collectively and with respect to each constituent item, portion, part or element thereof as the “Information”) are owned by, proprietary to and constitute the trade secrets of the Company.  The Employee further agrees, covenants, represents and warrants that he will treat the Information as strictly confidential and will never disclose such Information to anyone without the Company’s prior written permission and consent.

The Employee further agrees, covenants, represents and warrants that he will use the Information only in furtherance of the Company’s business and interests, and that he will make no use of such Information in any other present or future activities, employment or business ventures, regardless of whether such activities or ventures are intended to or actually generate revenues or financial benefits to the Employee or any other person.  In the event the employment relationship terminates, for any or whatever reason, the Employee further agrees that, before his departure from the Company, he will return any and all Company products, equipment and Information that he may have in his possession.

6.           Agreed Remedies.  In the event the Employee violates any of the terms and provisions set forth above in Paragraph Six and continues to violate any such provisions after the Company has notified him to cease and desist from such violations, the Employee understands and expressly agrees that the Company may, at its sole option, elect to enforce any or all of the following remedies:

(A) The Employee consents to the entry of an injunction without contest if sought by the Company to restrain Employee from any further such violations;

(B) If the Employee violates the provisions of Paragraph Six, the Employee agrees to pay the Company, as liquidated damages, an amount equal to 100% of the revenues Employee receives from using the Information.

7.    Entire Agreement and Survival Obligations.  The parties hereby acknowledge, agree and represent, each to the other, that this Agreement constitutes the full, final, complete and entire understanding and agreement between them, that before executing this Agreement the Employee has read it, has been fully informed of its contents, meaning and legal effect, has understood the same, has had the opportunity to be advised concerning it and its effect, is entering into and executing it without coercion or duress and of his own free act and deed, and that its terms are contractual and not a mere recital.

All representations, covenants and warranties contained herein shall survive the execution hereof and the payment and receipt of the consideration hereunder.  Furthermore, the Employee’s obligations under Paragraphs Six and Seven, inclusive, of this Agreement shall survive the termination of his relationship or employment by the Company for any reason.

8.    Severability.  If any clause, term, condition or provision of this Agreement is determined by a court of competent jurisdiction to be void, voidable, illegal or unenforceable, such clause, term, condition or provision shall be severed from the rest and remainder of the provisions set forth in this Agreement, and the unaffected provisions of this Agreement shall remain in full force and effect as though the invalid portion or provision had never been written herein.

9.    Governing Law. The parties hereby agree that this instrument is to be construed and interpreted in accordance with the laws of the state of California.

10.    Arbitration.  Any and all disputes, with exception of any state labor board or other application for provisional relief, shall be resolved by binding arbitration before the American Arbitration Association of San Diego, California.  The prevailing party shall be entitled to an award of its costs and expenses, including reasonable attorney’s sees, connected with enforcing any rights, whether based in contract, tort or both or any of the provisions of this Agreement.  These rights and remedies are cumulative and not exclusive of any rights or remedies which the Company may have in law or equity, and the exercise of any one such right or remedy shall not preclude or waive the exercise of any other such right or remedy.

IN WITNESS WHEREOF, we have hereunto executed this Agreement as of the date and year first above written.

“Employee”	“Company”

/s/ Stephan Kurz Stephan Kurz “Employee” ___________________________ ___________________________	/s/ Alan Mintz Alan Mintz Buckeye Ventures, Inc. “Company” ___________________________ ___________________________

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